State of Delaware
Secretary of State
Division of Corporations
Delivered 11:26 AM 03/04/2020
FILED 11:26 AM 03/04/2020
SR 20201904109 - File Number 7883320

# STATE *of* DELAWARE
# CERTIFICATE *of* INCORPORATION
# A STOCK CORPORATION

**ARTICLE I.**

The name of this Corporation is LUCKIN COFFEE (USA) INC..

**ARTICLE II.**

Its registered office in the State of Delaware is to be located at 651 N. Broad St., Suite 206, Middletown, DE 19709. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is LEGALINC CORPORATE SERVICES INC..

**ARTICLE III.**

The total number of shares of common stock that the corporation shall be authorized to issue is 200 at $0.1 par value.

**ARTICLE IV.**

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

**ARTICLE V.**

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

**ARTICLE VI.**

The name and address of each initial director of the company is:

Yihui Zhang - 2755 GREAT AMERICA WAY UNIT 225, SANTA CLARA, CALIFORNIA 95054

**I, the undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

**Dated:** March 4th, 2020

Lovette Dobson

Lovette Dobson, Incorporator